Exhibit 99.3

CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chondrial Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chondrial Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholder’s (deficit) equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations since its inception and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 6, 2020

We have served as the Company’s auditor since 2020.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$1,009	$4,356
Restricted cash equivalents	—	40
Prepaid expenses and other assets	3,741	456

Total current assets	4,750	4,852
Fixed assets, net	274	269
Other assets	90	26
Operating lease right-of-use assets	87	—

Total assets	$5,201	$5,147

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current liabilities
Accounts payable	$3,539	$909
Accrued expenses	2,259	1,324
Operating lease liability, current	97	—

Total liabilities	5,895	2,233
Commitments (See note 11)
Stockholder’s (deficit) equity
Common stock, 5,000 shares authorized and 100 shares issued, par value $0.01	1	1
Additional paid-in capital	22,437	2,913
Accumulated deficit	(23,132)	—

Total stockholder’s (deficit) equity	(694)	2,914

Total liabilities and stockholder’s (deficit) equity	$5,201	$5,147

The accompanying notes are an integral part of these consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	December 31, 2019	December 31, 2018
Revenue	$—	$—

Operating expenses:
Research and development	20,790	9,609
General and administrative	2,424	1,583

Total operating expenses	23,214	11,192

Loss from operations	(23,214)	(11,192)

Other income	82	—

Loss before provision for income taxes	(23,132)	(11,192)
Provision for income taxes	—	—

Net Loss	$(23,132)	$(11,192)

Total Comprehensive Loss	$(23,132)	$(11,192)

The accompanying notes are an integral part of these consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S (DEFICIT) EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	Common		Combined Equity	Additional paid in capital	Accumulated Earnings (Deficit)	Total
	Shares	Amount
Balance as of December 31, 2017	—	$—	$1,850	$—	$—	$1,850
Stock-based compensation expense	—	—	173	—	—	173
Capital contribution from related party (See Note 12)	—	—	12,082	—	—	12,082
Net loss	—	—	(11,192)	—	—	(11,192)
Reorganization of entities under common control (See Note 8)	100	1	(2,913)	2,913	—	1

Balance as of December 31, 2018	100	1	—	2,913	—	2,914
Stock-based compensation expense	—	—	—	129	—	129
Capital contribution from related party (See Note 12)	—	—	—	19,395	—	19,395
Net loss	—	—	—	—	(23,132)	(23,132)

Balance as of December 31, 2019	100	$1	$—	$22,437	$(23,132)	$(694)

The accompanying notes are an integral part of these consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	December 31, 2019	December 31, 2018
Cash flows used in operating activities
Net loss	$(23,132)	$(11,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	129	173
Depreciation	78	60
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3,285)	(116)
Other assets	(64)	(10)
Accounts payable	2,630	810
Accrued expenses	945	770

Net cash used in operating activities	(22,699)	(9,505)

Cash flows used in investing activities
Purchase of equipment	(83)	(93)

Net cash used in investing activities	(83)	(93)

Cash flows provided by financing activities
Capital contribution from related party	19,395	12,082

Net cash provided by financing activities	19,395	12,082

Net (decrease) increase in cash	(3,387)	2,484
Cash and restricted cash equivalents, beginning of period	4,396	1,912

Cash and restricted cash equivalents, end of period	$1,009	$4,396

Reconciliation of cash and restricted cash equivalents:
Cash	$1,009	$4,356
Restricted cash equivalents	—	40

Cash and restricted cash equivalents, end of period	$1,009	$4,396

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of the Business and Basis of Presentation

Chondrial Therapeutics, Inc. (“Chondrial Inc.”), a Delaware corporation, was formed on November 22, 2016, as a wholly owned subsidiary of Chondrial Therapeutics Holdings, LLC (“Holdings”). Holdings was also formed on November 22, 2016, in the state of Delaware as a limited liability company (“LLC”). Chondrial Therapeutics, LLC (“Old Chondrial”), an Indiana LLC, was formed on September 4, 2013.

On November 30, 2016 (the “Transaction Date”), Old Chondrial filed a certificate of conversion in the state of Delaware, pursuant to which it changed its name to Chondrial Therapeutics IP, LLC (“IP LLC”), a Delaware LLC, and became another wholly owned subsidiary of Holdings. On the Transaction Date, the members of Old Chondrial contributed their member units to Holdings in exchange for Common Units in Holdings (the “Transaction”). As of the Transaction Date, Old Chondrial had limited assets, primarily consisting of an option agreement to license technology (see Note 11) from two institutions for use in the treatment of a mitochondrial disorder. IP LLC holds the Company’s material patents and intellectual property license agreements. On December 31, 2018, the membership units of IP LLC were contributed by Holdings to Chondrial Inc. and IP LLC became a wholly-owned subsidiary of Chondrial Inc. (collectively, “the Company”) (see Note 8).

The Company is a clinical stage biopharmaceutical company leveraging its proprietary knowledge to develop a therapeutic treatment for mitochondrial disorders which currently have no cure. The Company has focused on Friedreich’s ataxia (“Friedreich’s Ataxia”), which is a progressive disease that affects multiple body systems, particularly the brain and heart. CTI-1601, the Company’s lead product candidate, utilizes a cell penetrant peptide to deliver frataxin, the protein deficient in “Friedreich’s Ataxia”, to the mitochondria where it is believed to be processed into mature frataxin and becomes active in mitochondrial metabolism. In July 2017, the Company received orphan drug designation for CTI-1601 from the Food and Drug Administration (“FDA”). This makes CTI-1601 eligible for orphan product exclusivity lasting seven years starting at FDA approval. On September 27, 2019, the Company submitted an Investigational New Drug (“IND”) application for CTI-1601 to the Center for Drug Evaluation and Research (“CDER”) of the FDA as well as a “Fast Track” designation request, and on October 9, 2019, the Company requested designation for CTI-1601 as a drug for a rare pediatric disease. Fast Track designation is designed to facilitate the development of, and expedite the review of, drugs to treat serious conditions and fill unmet medical needs, the purpose being to make important new drugs available to patients earlier. Rare pediatric disease designation incentivizes companies to develop drugs to treat rare pediatric diseases and drugs with this designation can become eligible upon approval for a voucher entitling another drug to priority review by FDA. On October 25, 2019, the FDA informed the Company that it may proceed with its clinical investigation for the treatment of “Friedreich’s Ataxia” and on November 20, 2019, the Company was granted Fast Track Designation for CTI-1601. On December 5, 2019, the FDA granted the Company designation for CTI-1601 as a drug for a rare pediatric disease, and that same month, the Company dosed its first human patient in its Phase I clinical trial.

On December 17, 2019 the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Zordich Merger Sub, Inc., (“Merger Sub”) a wholly owned subsidiary of Zafgen, Inc. (“Zafgen”), a publicly traded company on the NASDAQ Global Market. Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub at the effective time of the merger, with the Company continuing after the merger as the surviving company (the “Merger”). The surviving company will be named Larimar Therapeutics, Inc. Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, the Company’s shareholders are expected to own approximately 60% of the outstanding common stock on a fully-diluted basis, and shareholders of Zafgen are expected to own approximately 40% of the outstanding shares on a fully-diluted basis. Zafgen’s and the Company’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Zafgen, Holdings and the Company, including the approval of the charter amendments by the stockholders of Zafgen, as well as satisfaction of minimum net cash thresholds of $30.0 million by Zafgen and not less than zero by the Company. Holdings, in its capacity as the sole stockholder of Chondrial Inc., has approved the Merger Agreement by written consent.

The Zafgen board of directors has unanimously approved the Merger Agreement and the related transactions and has adopted resolutions recommending the requisite stockholder approval for the issuance of the shares of Zafgen common stock pursuant to the Merger. Zafgen has agreed to hold a stockholders’ meeting to submit certain matters to its stockholders for their consideration.

The Merger will be accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Because the Company has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of the Company will become the historical financial statements of the combined company and the Company will record the assets acquired and liabilities assumed of Zafgen in the Merger at their fair values as of the acquisition date.

The consolidated financial statements include the accounts of Chondrial Inc. and its wholly owned subsidiary, IP LLC. All intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

(2) Going Concern, Liquidity and Uncertainties

In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

From its inception through December 31, 2019, the Company has received funding from Holdings which originated from Holdings sale of Series A Preferred Units and Series B convertible preferred units to Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P., Deerfield Health Innovations Fund, L.P. (together the “Deerfield Funds”) and certain other purchasers during 2019, 2018, 2017 and 2016. The Company has incurred recurring losses since its inception, including net losses of $23.1 million and $11.2 million for the years ended December 31, 2019 and 2018, respectively. In addition, as of December 31, 2019, the Company had an accumulated deficit of $23.1 million. The Company expects to continue to generate operating losses for the foreseeable future.

As of March 6, 2020, the issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company expects that its cash balance at December 31, 2019, funding from the issuances of Series B Bridge Units (see Note 12) and Second Series B Bridge Units (see Note 13) by Holdings, would enable it to fund its operating expense and capital requirements into the second quarter of 2020. The future viability of the Company is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. The Company’s failure to raise capital as and when needed will have a negative impact on its financial condition and its ability to continue to pursue its business strategies.

The Company believes that, based on its current operating plan, its cash and cash equivalents as of December 31, 2019, and funding received from the issuance of Series B Bridge Units by Holdings in January and February 2020, will enable it to fund its operating expenses and capital expenditure requirements into March 2020. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern as the Company does not believe that its cash, cash equivalents and investments will be sufficient to fund operations for at least twelve months from the date of issuance of these financial statements.

The Company expects to receive an additional $15.0 million of funding through the Second Series B Bridge Unit agreement entered into in January 2020, which will be used to fund operations until the Merger. However, receipt of the funds cannot be considered probable, as defined in accounting standards update ASU No. 2014-15 (subtopic 205-40), until the closing occurs and the funds are received. This funding is expected to occur as cash requirements are needed to fund operations and is expected to be able to allow the Company to fund operations into the second quarter of 2020 if it were received.

The Company is seeking to complete the Merger, which upon closing, would provide the Company minimum incremental net cash of $30.0 million. The Company can provide no assurances that the Merger will be consummated. In the event the Company does not complete the Merger, the Company expects to seek additional funding through private equity financings, debt financings, or other capital sources, which may include collaborations with other companies, government funding arrangements or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other arrangements. The terms of any financing may adversely affect the holdings or rights of the Company’s stockholders.

If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which would adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations incurred since inception, expectation of continuing losses for the foreseeable future and need to raise additional capital to finance its future operations, as of March 6, 2020, the issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

(3) Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expense and the fair value of equity instruments. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of ninety days or less at acquisition date to be cash equivalents. Restricted cash equivalents represent amounts held as collateral pursuant to the Company’s corporate credit card program. Cash and restricted cash equivalents are stated at fair value.

Concentration of Credit Risk and of Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company has all cash and cash equivalents balances at one accredited financial institution in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is dependent on third-party manufacturers to supply batches of CTI-1601 for research and development activities. The Company’s development efforts could be adversely affected by a significant interruption in the supply of CTI-1601. The Company is also dependent on third-parties to conduct its clinical research programs. The Company’s development efforts could be adversely affected if these clinical research organizations are unable to conduct the Company’s clinical trials.

Fixed Assets, net

Fixed assets consist of furniture and fixtures, computers and laboratory equipment which are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over a five-year estimated useful life for both computer and laboratory equipment and a seven-year estimated useful life for furniture and fixtures. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long Lived Assets

Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.

If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long-lived assets.

Research and Development Costs

Research and development costs are expensed as incurred. Included in research and development expenses are wages, stock-based compensation and benefits of employees, third-party license fees and milestones and other operational costs related to the Company’s research and development activities, including facility-related expenses and external costs of outside vendors engaged to conduct nonclinical studies, manufacturing activities, and clinical trials.

Acquired In-process Research and Development

In-process research and development (“IPR&D”) purchased in asset acquisition transactions are expensed as research and development unless the assets acquired have an alternative future use. The IPR&D acquired in connection with the Transaction in 2016 (see Note 1) was expensed on the Transaction Date due to uncertain future economic benefit of the acquired research and development.

Research Contract Costs and Accruals

The Company has entered into various research and development contracts with research institutions and other companies both inside and outside of the United States. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates and these differences could be material.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are recorded as general and administrative expenses as incurred, as recoverability of such expenditures is uncertain.

Income Taxes

The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax basis using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company provides a valuation allowance on its net deferred tax assets to the extent that realization of such benefits is more likely than not to occur.

The accounting for uncertainty in income tax positions prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an income tax return. It also provides guidance in de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The Company recognizes such tax benefits based upon the tax position being more-likely-than-not to be sustained upon examination by taxing authorities. There were no uncertain tax positions as of December 31, 2019 and 2018.

Accounting for Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of grant using the Black-Scholes option-pricing model. Compensation expense of those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Typically, the Company issues awards with only service-based conditions and records the expense for these awards using the straight-line method. The Company accounts for forfeitures as they occur.

The Company adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, or ASU 2018-07, effective January 1, 2017. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial position, results of operations or cash flows. After the adoption of ASU 2018-07, the measurement date for non-employee awards is the later of the adoption date of ASU 2018-07 or the date of grant, without recognition for changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a graded vesting basis.

Segment Data

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is a clinical stage biopharmaceutical company leveraging its proprietary knowledge to develop a therapeutic treatment for mitochondrial disorders. No revenue has been generated since inception, and all tangible assets are held in the United States.

Recently Issued and Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases and in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. The new leasing standards generally require lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the consolidated balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Company adopted the new leasing standards using the modified retrospective transition approach, as of January 1, 2019, with no restatement of prior periods or cumulative adjustment to retained earnings. Upon adoption, the Company elected the package of transition practical expedients, which allowed us to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. In addition, the Company elected the hindsight practical expedient to determine the lease term for existing leases. The Company elected not to record leases with an initial term of 12 months or less on the balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line basis over the lease term. Rent expense associated with leases with an initial term of 12 months or less was $0.1 million for the year ended December 31, 2019. Upon adoption of the new leasing standards the Company recognized an operating lease asset of approximately $0.2 million and a corresponding operating lease liability of approximately $0.2 million. The adoption of the new leasing standards did not have an impact on the Company’s consolidated statements of operations or cash flows.

The Company determines if an arrangement is a lease at contract inception. Operating lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company uses the implicit rate when readily determinable and uses the incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the commencement date in determining the present value of the lease payments. The Company’s incremental borrowing rate was estimated based on the respective weighted average term of the agreements. As the Company does not have outstanding collateralized borrowings, the rate was determined using market comparisons.

The lease payments used to determine the Company’s operating lease assets may include lease incentives, stated rent increases and escalation clauses linked to rates of inflation when determinable and are recognized in the Company’s operating lease assets in our consolidated balance sheets.

The Company’s operating leases are reflected in operating lease right-of-use assets and in current operating lease liabilities in the Company’s consolidated balance sheets. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

For additional information on the adoption of the new leasing standards, see Note 11, Commitments, to these consolidated financial statements.

(4) Fair Value Measurements

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 are measured in accordance with the standards of ASC 820, Fair Value Measurements and Disclosures, which establishes a three-level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements. The valuation hierarchy is based on upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level – 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level – 2	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level – 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s cash is carried at fair value and is comprised of a checking account and money market account which totaled $1.0 million and $4.4 million at December 31, 2019 and 2018, respectively, and are classified as Level 1 investments.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued liabilities. For accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2019 and 2018 were considered representative of their fair values due to their short term to maturity.

(5) Prepaid Expenses and Other Assets

Prepaid expenses and other assets consisted of the following as of December 31, 2019 and 2018.

	December 31,
	2019	2018
	(In thousands)
Payroll tax receivable	$76	$17
Research and development tax credit sale receivable	82	—
Prepaid research and development expenses	3,099	416
Capitalized transaction costs	419	—
Other prepaid expenses and other assets	65	23

	$3,741	$456

Capitalized transaction costs as of December 31, 2019, consists of capitalized legal fees incurred by the Company during the year ended December 31, 2019, related to the Merger. These costs will be included in the purchase price allocation when accounting for the Merger. In the event the Merger Agreement is terminated, such costs will be expensed in the period in which such termination occurs.

(6) Fixed Assets, net

Fixed assets, net consisted of the following as of December 31, 2019 and 2018:

		December 31,
	Useful Life	2019	2018
		(In thousands)
Computer equipment	5 years	$14	$14
Lab equipment	5 years	389	356
Furniture and fixtures	7 years	50	—

		453	370
Less: Accumulated depreciation		(179)	(101)

		$274	$269

Depreciation expense for the years ended December 31, 2019 and 2018 was approximately $0.1 million and $0.1 million respectively.

(7) Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2019 and 2018.

	December 31,
	2019	2018
	(In thousands)
Accrued expenses—research and development	$1,295	$807
Accrued expenses—professional services	337	22
Accrued bonuses	508	406
Accrued payroll and related expense	119	89

	$2,259	$1,324

(8) Stockholder’s (Deficit) Equity

On November 22, 2016, Holdings purchased 100 shares of the Company’s common stock, par value of $0.01 per share for proceeds of $1.00. The Company has 5,000 common shares authorized for issuance.

See Note 12 for related party transactions and capital contributions associated with Holdings funding of the Company.

On December 31, 2018 the Board of Managers approved the Contribution Agreement between Holdings, IP LLC and Chondrial Inc. Pursuant to this agreement, Holdings transferred and contributed 100 Series A-1 units of IP LLC, which constitutes all of the outstanding equity interests of IP LLC, to Chondrial Inc. for no consideration. This transaction was considered a transaction between entities under common control. The consolidation of Chondrial Inc. and its subsidiary (IP LLC) has been accounted for at historical cost and on the basis as if the aforementioned transaction had become effective on the Transaction Date, the date on which common control was established.

Restricted Common Units

In November 2016, Holdings granted 123,853 restricted Common Units to its Chief Scientific Officer with an aggregate grant date fair value of approximately $0.5 million. Thirty percent (30%) of the award vested upon issuance with the remaining seventy percent (70%) vesting ratably over the next 48 months as long as services were continued to be provided as stipulated in the consulting agreement. The Company has recognized compensation expense on a graded vesting basis in research and development expense of approximately $0.1 million and $0.1 million in the years ended December 31, 2019 and 2018, respectively. The Company expects to recognize less than $0.1 million over the remaining eleven month vesting period. In accordance with Topic 718, Compensation—Stock Compensation, the Company has recorded costs incurred as stock-based compensation with a corresponding capital contribution from Holdings as such employees are working on behalf of the Company.

Common Unit Options

Under the 2016 Equity Incentive Plan adopted by Holdings on November 30, 2016 (the “2016 Equity Incentive Plan”), the Board of Managers or committee thereof was authorized to issue 122,133 Common Units or combination of Common Units, Common Unit options or profit interest units. On March 23, 2018, the Board of Managers increased the number of Common Units reserved for grant and issuance pursuant to the 2016 Equity Incentive Plan from 122,133 to 138,133 and on April 29, 2019 increased the number of Common Units reserved for grant and issuance pursuant to the 2016 Equity Incentive Plan by an additional 101,500 to 239,633.

During 2019 and 2018, Holdings issued 73,986 and 11,500 options, respectively, to purchase Common Units to certain employees of the Company. These options vest 25% on the first anniversary date of the grant date and the remaining 75% vest ratably over a 3 year period and are exercisable over a 10 year period at a weighted average exercise price of $11.00 and $10.00 per Common Unit option, respectively.

A summary of the Company’s Common Unit option activity in Holdings is as follows:

	December 31, 2019		December 31, 2018
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	129,606	$10.00	118,106	$10.00
Granted	73,986	11.00	11,500	10.00
Exercised	—	—	—	—
Forfeited	(1,200)	10.00	—	—
Expired	—	—	—	—

Outstanding, end of year	202,392	$10.36	129,606	$10.00

Exercisable, end of year	95,684		63,632

Weighted average grant date fair value	$0.55		$1.60

The following table summarizes information about Common Unit options exercisable, and vested and expected to vest as of December 31, 2019:

	Units	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Vested and expected to vest	104,937	$10.03	$—	7.5
Exercisable	95,684	$10.00	$—	7.3

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the Common Unit for the options as of December 31, 2019. The Common Unit options had no intrinsic value as of December 31, 2019, as the exercise price of such Common Unit options exceeded the fair value of a Common Unit on such date.

The Company has recorded costs incurred as stock-based compensation with a corresponding capital contribution from Holdings. Total share-based expense associated with Common Unit options and restricted Common Units was reflected in the Statement of Operations as follows:

	December 31, 2019	December 31, 2018
	(In thousands)
Research and development	$63	$111
General and administrative	66	62

	$129	$173

The fair value of each Common Unit option granted is estimated on the grant date using the Black-Scholes stock option pricing model. The following assumptions were made in estimating fair value:

Assumption	December 31, 2019	December 31, 2018
Dividend yield	0.00%	0.00%
Expected term	6.25 years	6.25 years
Risk-free interest rate	1.60-2.00%	1.80%
Expected volatility	77%	80%
Fair Value of common unit	$0.98 - $1.75	$3.17

The dividend yield is based upon the assumption that Holdings will not declare a dividend over the life of the options. The Company is unable to use historical employee exercise and option expiration data to estimate the expected term assumption and has therefore utilized the “simplified” method, as prescribed by the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment, as such options are considered to have “plain vanilla” characteristics. The risk-free interest rate is based on valuations used to derive the unit price. The expected volatility was based on the historical volatility of peer company data.

In the absence of a public trading market, the Company determined a reasonable estimate of the then-current fair value of Holding’s Common Units for purposes of granting equity-based compensation. The Company determined the fair value of Holding’s Common Units utilizing methodologies, approaches and assumptions from a third-party valuation firm. In addition, the Company exercised judgment in evaluating and assessing the foregoing based on several factors including:

•	the nature and history of the Company’s business;

•	the market value of companies that are engaged in a similar business to the Company;

•	the lack of marketability of the Company’s Common Units;

•	the price at which shares of the Company’s other equity instruments have been sold;

•	the overall inherent risks associated with the Company’s business at the time common unit option grants were approved; and

•	the overall equity market conditions and general economic trends.

Unrecognized compensation expense related to non-vested employee Common Unit options amounted to approximately $0.1 million as of December 31, 2019. Such compensation expense is expected to be recognized over a weighted-average period of 1.8 years.

(9) Income Taxes

During the years ended December 31, 2019 and 2018, the Company recorded no income tax benefits for the net operating losses incurred in each year due to its uncertainty of realizing a benefit from those items.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2019	2018
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	7.9%	7.9%
Change in deferred tax asset valuation allowance	(29.0)%	(29.1)%
Other	0.1%	0.2%

Effective income tax rate	0.0%	0.0%

Net deferred tax assets as of December 31, 2019 and 2018 consisted of the following:

	2019	2018
	(In thousands)
Noncurrent deferred tax assets:
Net operating loss carryforwards	$10,983	$4,702
Research and development tax credit carryforwards	62	39
Other temporary differences	690	559

Total noncurrent deferred tax assets	11,735	5,300

Total gross deferred tax assets	11,735	5,300
Valuation allowance	(11,735)	(5,300)

Net deferred tax assets	$—	$—

As of December 31, 2019, the Company had net operating loss carryforwards for federal and state income tax purposes of $38.0 million and $38.0 million, respectively, which begin to expire in 2036 and 2036, respectively. The losses arising in taxable years beginning after December 31, 2017 do not expire, but the allowable federal net operating loss deduction in a particular tax period is limited to 80% of federal taxable income. The Company has $33.2 million of federal net operating loss carryforward subject to this limitation. As of December 31, 2019, the Company also had available tax credit carryforwards for state income tax purposes of approximately $0.1 million which begin to expire in 2027. Utilization of the net operating loss carryforwards and tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income.

In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2019 and 2018. Management reevaluates the positive and negative evidence at each reporting period.

The Company has not recorded any amounts for unrecognized tax benefits as of December 31, 2019 or 2018.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending income tax examinations. The Company’s tax years are still open under statute from 2016 to the present. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision.

(10) Retirement Plan

Effective May 1, 2017, the Company became a party to the TriNet 401(k) Plan, a multiple employer 401(k) plan offered through the Company’s third-party payroll and benefits provider. Under the terms of the plan, eligible employees may choose to contribute between 1% and 100% of their total pay subject to Internal Revenue Service limitations. The TriNet 401(k) Plan is a safe harbor plan whereby the Company matches 100% of employee contributions up to the first 4% of employee pay contributed to the plan via salary deferral and all such company matching contributions are immediately vested.

Effective December 31, 2018, the Company terminated is participation in the TriNet 401(k) Plan and on January 1, 2019, the Company adopted the Chondrial Therapeutics, Inc. 401(k) Plan (the “Chondrial 401(k)”). Under the terms of the plan, eligible employees of the Company may choose to contribute between 1% and 100% of their total pay subject to Internal Revenue Service limitations. The Chondrial 401(k) is a safe harbor plan whereby the Company matches 100% of employee contributions up to the first 4% of employee pay contributed to the plan via salary deferral and all such company matching contributions are immediately vested.

For the years ended December 31, 2019 and 2018, the Company recognized approximately $0.1 million and $0.1 million of expense related to its contributions.

(11) Commitments

Intellectual Property Licenses

Old Chondrial entered into an Option Agreement dated February 14, 2014 with Wake Forest University Health Sciences (“WFUHS”) and Indiana University Research and Technology Corporation (“IURTC”) which provided a non-transferable, worldwide exclusive option (the “Option”) to license certain patent rights regarding technology for the use in the treatment of Friedreich’s Ataxia. The Option could be exercised during a period extending 18 months from February 14, 2014. As consideration for the rights granted under the Option Agreement, Holdings agreed that upon exercise of the Option, it would grant WFUHS 4.0% and IURTC 1.0% of the equity of Holdings on a fully diluted basis.

On July 30, 2015, Old Chondrial informed WFUHS and IURTC of its intent to exercise the Option and on November 30, 2016, the Company entered into separate License Agreements with both WFUHS and IURTC. Such agreements provide for a transferable, worldwide license to certain patent rights regarding technology for the use in the diagnosis, treatment, or prevention of mitochondrial diseases, including without limitation Friedreich’s Ataxia (pursuant to the IURTC license) and for the use in the diagnosis, treatment or prevention of any disease that benefits from the treatment with TAT-Frataxin, including without limitation Friedreich’s Ataxia (pursuant to the WFUHS license) for the respective patent periods (together “Licensed Product”). In addition, the agreements provide full rights to sublicense through multiple tiers of sub licensees any and all such rights. Pursuant to the terms of the Option Agreement, upon exercise of the Option and the entering into formal License Agreements, Holdings issued 14,622 Common Units to WFUHS and 3,647 Common Units to IURTC with such amount being recorded as research and development expense in the period ended December 31, 2016.

In partial consideration for the right and license granted under these agreements, the Company will pay each of WFUHS and IURTC a royalty of a low single digit percentage of net sales of the Licensed Products depending on whether there is a valid patent covering the Licensed Products. As additional consideration for these agreements, the Company is obligated to pay each of WFUHS and IURTC certain milestone payments of up to $2.2 million in the aggregate upon the achievement of certain developmental milestones.

In the event that the Company is required to pay IURTC consideration, then the Company may deduct 20% of such IURTC consideration on a dollar-for-dollar basis from the consideration due to WFUHS.

In the event that the Company is required to pay WFUHS consideration, then the Company may deduct 60% of such WFUHS consideration on a dollar-for-dollar basis from the consideration due to IURTC, as amended on August 16, 2019, as described below.

In December 2019, the Company recognized milestone expenses of twenty-eight thousand dollars, after taking into account the potential deductions indicated above, which is included in research and development expense in the accompany consolidated Statement of Operations for the year ended December 31, 2019. None of the milestones were achieved in 2018 or prior years and therefore no such expense was recognized in 2018.

The Company is required to utilize commercially reasonable efforts to bring the Licensed Products to market through the exploitation of the licensed patents and commercialization of the Licensed Products. Additionally, the Company is required to have at least two full-time equivalent employees working on the development, manufacturing and marketing of the Licensed Products within the 12 month period following the effective date and each subsequent year thereafter. The Company is also required to enroll the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of Licensed Product within 30 months of the effective date and to enroll the first patient in the first Phase II (or its non-US equivalent) clinical trial of a Licensed Product within 60 months of the effective date as amended on August 16, 2019, as described below. Pursuant to amendments to extend these dates, the Company believes it is in compliance with each of the above noted requirements as of December 31, 2019.

The WFUHS License Agreement was terminable in the event the Company failed to raise $1.0 million by December 31, 2016, $2.0 million by December 31, 2017 and $4.0 million by December 31, 2018. The Company successfully raised the required proceeds in the respective periods.

In addition, under the IURTC License Agreement, the Company has a non-transferable, exclusive option to negotiate in good faith for a royalty-bearing, worldwide, exclusive license (including the right to sublicense) to certain new inventions that may be developed by Indiana University pursuant to a sponsored research agreement between Indiana University and the Company for research conducted in an Indiana Laboratory for a period of six months from IURTC disclosure of such invention to the Company.

Both agreements continue from their effective date through the last to expire of the licensed patents unless earlier terminated. Either party may terminate upon 60 days written notice if there is a material breach of the terms of the license that has not been cured within such 60 day period. IURTC and WFUHS may terminate the license if at any time the Company ceases to carry required Director’s and Officer’s insurance coverage, ceases to have at least one employee or consultant who is devoting at least 20 hours a week to the affairs of the Company or in the event the Company files for bankruptcy or is insolvent. The Company may terminate the licenses with or without cause on 30 day’s written notice to WFUHS and 60 day’s written notice to IURTC.

The Company may assign the WFUHS license to an affiliate or in conjunction with the sale of the business, but may not assign the licenses to another third-party without prior written consent. The Company may assign the IURTC license to an affiliate or a third party as long as the Company is not in breach of the license at the time of assignment, the successor is not materially insolvent and the successor agrees in writing to assume all obligations and liabilities of the Company to IURTC.

On August 16, 2019, the Company entered into a First Amendment of its License Agreement with IURTC. The First Amendment transfers all rights and obligations under the License Agreement to the Trustees of Indiana University (“IU”) and releases IURTC from all liability and obligations under the License Agreement which arose before or after the First Amendment effective date. The First Amendment also expanded the definition of Licensed Patents and expanded the option to license additional technologies developed by IU. The date by which the Company was required to enroll the first patient in a Phase I clinical trial of licensed product was extended to June 30, 2020 and the date by which the Company is required to enroll the first patient in a Phase II clinical trial of licensed product was extended to June 30, 2022. Additionally, it added milestone payments aggregating up to less than $0.1 million upon the issuance of a U.S. Patent and up to less than $0.1 million upon the issuance of certain ex-US patents. It reduced the amount the Company may deduct from consideration payable to IU for payments made to WFUHS from 80% to 60%. The Company also agreed to pay to IU a minimum annual royalty of five-thousand dollars per annum starting the 2020 calendar year for the term of the agreement. In consideration for the First Amendment the Company paid IU a ten-thousand dollar fee which is included in research and development expense and in the accompanying Statement of Operations for the year ended December 31, 2019.

Leases

On November 30, 2016, the Company entered into an operating lease for office and lab space in Philadelphia, Pennsylvania, effective as of December 1, 2016 and expiring on November 30, 2017, subject to thirty day extensions. The lease terminated in January 2019.

On November 5, 2018 the Company entered into an operating lease for office and lab space in Philadelphia, Pennsylvania, effective as of January 1, 2019 and expiring in December 31, 2020 with an option to extend the lease for two additional years.

On August 8, 2019, the Company entered into an operating lease for office space in Bala Cynwyd, Pennsylvania, effective as of December 15, 2019 for a period of three years and six months with an option to extend the lease for three additional years. Due to required tenant improvements to be completed by the landlord, the Company did not take possession of the leased property and the lease term did not commence until February 15, 2020.

Expense arising from operating leases was $0.1 million and $0.1 million and for the year ended December 31, 2019 and 2018 respectively. The Company made $0.1 million of lease payments for the period ended December 31, 2019. The weighted-average remaining lease term and the weighted average discount rate for leases accounted for in accordance with ASU 2018-11 at December 31, 2019 was 1 year and 12.0%, respectively. The Company has not entered into any financing leases.

Future minimum lease payments due under operating lease agreements as of December 31, 2018 were as follows:

Year Ended December 31,	(In thousands)
2019	$81
2020	100
2021	—

$181

Maturities of lease liabilities due under these lease agreements as of December 31, 2019 are as follows:

Year Ended December 31,	(In thousands)
2020	$100
2021	—
2022	—

Total lease payments	$100
Less imputed interest	(3)

Present value of lease liabilities	$97

Employment Agreements

On December 31, 2016, the Company entered into an employment agreement with its CEO for a term of four years, a salary of $0.4 million, an annual bonus of up to 40% of her base pay and severance equal to 12 months of base salary.

(12) Related Party Transactions

In November 2016, the Company entered into a consulting agreement with R. Mark Payne, M.D. to serve in the capacity of Chief Scientific Officer. Dr. Payne is a director of the Company, a full-time employee of IU and one of the inventors of the licensed IU intellectual property, and as such is entitled to a certain share of the revenues received by IU under the IURTC License. Pursuant to the terms of his consulting agreement the Company agreed to pay Dr. Payne ten-thousand dollars per month over the term of the agreement and granted Dr. Payne 123,853 restricted Common Units in Holdings of which 30% was associated with the Transaction and expensed as research and development in 2016 and the remaining 70% associated with future services (See Note 8) vesting ratably over the next 48 months. The consulting agreement has a four year term, subject to earlier termination. For each of the years ended December 31, 2019 and 2018, the Company recognized $0.1 million of expense related to this consulting agreement, recorded as research and development expense in the Statement of Operations.

The funding to the Company originated from Holdings sale of Series A Preferred Units and Series B Bridge Units to the Deerfield Funds, and certain other purchasers, from inception through December 31, 2019 and the contribution of the proceeds received by Holdings on such sales to the Company in order to fund the Company’s operations.

Under a November 30, 2016 Series A Preferred Unit Purchase Agreement, as amended on September 8, 2017, November 15, 2017, November 14, 2018 and April 29, 2019, Holdings sold an aggregate of 1,780,000 Series A Preferred Units at a purchase price of $20.00 per unit for gross proceeds of $35.6 million. Of the aggregate Series A Preferred Units sold, 604,333 Series A Preferred Units were sold during the year-ended December 31, 2018 for aggregate gross proceeds of $12.1 million and 799,779 Series A Preferred Units were sold during the year-ended December 31, 2019 for aggregate gross proceeds of $16.0 million.

On November 21, 2019 (as amended on December 20, 2019), Holdings entered into a Second Amended and Restated LLC Agreement and entered into a Series B Bridge Unit Purchase Agreement with the Deerfield Funds and certain other purchasers to sell up to 2,004 Series B convertible preferred units (“Series B Bridge Units”) at a purchase price of $5,000.00 per unit for gross proceeds of up to $10.0 million. On November 21, 2019, Holdings sold 681 Series B Bridge Units and on December 20, 2019 Holdings sold an additional 700 Series B Bridge Units for aggregate gross proceeds of approximately $6.9 million.

During the years ended December 31, 2019 and 2018, Holdings provided the Company non-interest bearing, permanent funding from the above Series A and Series B preferred unit transactions, totaling $19.4 million and $12.1 million, respectively, which has been recorded as capital contributions with the balance of combined equity and additional paid in capital on the Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ equity for each respective period.

(13) Subsequent Events

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company evaluated subsequent events through March 6, 2020, the date on which those financial statements were issued.

On January 15, 2020, Holdings sold the final 621 Series B Bridge Units available for sale under the Series B Bridge Unit Purchase Agreement for gross proceeds of approximately $3.1 million and contributed such amount to the Company.

On January 16, 2020, Holdings entered into a Third Amended and Restated LLC Agreement and entered into a Second Series B Bridge Unit Purchase Agreement with the Deerfield Funds and certain other purchasers to sell up to 3,000 Second Series B Bridge convertible preferred units (“Second Series B Bridge Units”) at a purchase price of $5,000.00 per unit, for gross proceeds of up to $15.0 million. Amounts raised by Holdings pursuant to the sale of Series B Bridge Units will be utilized to fund the Company. On February 26, 2020, Holdings sold 600 Second Series B Bridge Units for gross proceeds of approximately $3.0 million and contributed such amount to the Company.